Exhibit 10(j)

ONCOR ELECTRIC DELIVERY COMPANY LLC

LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective as of December 31, 2022)

SECTION 1.PURPOSE:  The purpose of this Oncor Electric Delivery Company LLC Long-Term Incentive Plan is to provide the Company’s executive officers and other select key employees with the opportunity to earn cash-based long-term incentive compensation contingent upon the Company’s or Participant’s attainment of pre-established performance objectives and the Participant’s completion of designated service periods.  Consistent with the authority and discretion reserved under Section 4, the Plan Administrator may designate eligible Participants pursuant to Section 5 and establish the applicable Performance Goals and terms and conditions of Long-Term Incentive Awards pursuant to Section 6.  The Board may amend or terminate the Plan, or any outstanding Long-Term Incentive Award, in accordance with the procedures and limitations described in Section 9.

SECTION 2.EFFECTIVE DATE:  The Plan was effective as of January 1, 2013 and was amended and restated effective as of December 1, 2020 and December 31, 2021.  The Plan is hereby further amended and restated effective as of December 31, 2022.  For purposes of this Plan, the term “Effective Date” shall mean December 31, 2022, the effective date of this amendment and restatement.

SECTION 3.DEFINITIONS:  As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “409A Change in Control” means a Change in Control that also constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A(a)(2)(A)(v) of the Code.

(b) “Affiliate” means with respect to any person (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), any entity directly or indirectly controlling, controlled by or under common control with such person.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean any one or more of the following: (i) as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Participant and the Company or the Surviving Entity, as applicable; or (ii) if there is no such employment or change-in-control agreement, (A) if, in carrying out his or her employment duties to the Company or the Surviving Entity, as applicable, the Participant engages in conduct that constitutes:  (1) a breach of his or her fiduciary duty to the Company or the Surviving Entity, as applicable, or its equity interest holders, (2) gross neglect, or (3) gross misconduct resulting in material and objectively determinable damage to the business of the Company or the Surviving Entity, as applicable, or (B) upon the indictment of the Participant for, or the Participant’s plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude.

Notwithstanding the foregoing, a termination of a Participant’s employment for any of the reasons described in clause (ii)(A) above (or any comparable reasons described in any applicable employment agreement under clause (i) above) shall not constitute a termination for Cause unless:  (A) the Participant has received written notice specifying the alleged misconduct constituting Cause, (B) the Participant has been given an opportunity to be heard by (1) the Board of Directors of the Company or the Surviving Entity, as applicable, with respect to a Participant who is (or was immediately prior to a Change in Control) a member of the Senior Leadership Team of the Company, or (2) the Senior Leadership Team of the Company or senior management of the Surviving Entity, as appropriate, with respect to a Participant who is not (and was not immediately prior to a Change in Control) a member of the Senior Leadership Team of the Company, and (C) following such hearing, or the Participant’s failure to request such a hearing within a reasonable period, the Board of Directors, the Senior Leadership Team, or senior management, as applicable, determines, in good faith by at least a 2/3 vote, that the termination for Cause is appropriate under the circumstances.

(e) “Change in Control” shall mean any one or more of the following:

(i) The acquisition by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra Energy (including through any subsidiary of Sempra Energy that has a direct or indirect beneficial ownership interest in the Company) that, together with the equity held by such person or group, constitutes more than 50% of the total fair market value, total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra Energy; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned subsidiary of Sempra Energy shall not constitute a Change in Control; or

(ii) The acquisition, during any 12-month period, by one person or more than one person acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), in one transaction or a series of transactions, of direct or indirect ownership of the equity of the Company or of Sempra Energy (including through any subsidiary of Sempra Energy that has a direct or indirect beneficial ownership interest in the Company), that constitutes 30% or more of the total fair market value, the total direct or indirect voting power, or the direct or indirect beneficial ownership of the Company or Sempra Energy; provided that such an acquisition of the Company’s equity directly or indirectly by a wholly-owned subsidiary of Sempra Energy shall not constitute a Change in Control; or

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, other than a sale to a wholly-owned subsidiary of Sempra Energy; or

(iv) The consummation of a transaction for which the Public Utility Commission of Texas approved a transfer or change of control (operational or otherwise) of the Company; or

(v) A material change to the terms of the Approved Ring Fence (as defined in the Third Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of March 9, 2018).

(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(g)“Company” shall mean Oncor Electric Delivery Company LLC, its successors and assigns.

(h)“Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(i)“Eligible Employee” shall mean an executive officer or other key employee of the Company or any subsidiary who the Plan Administrator designates as eligible to participate in the Plan.

(j)“Good Reason” shall mean any one or more of the following events or actions which are taken without the express, voluntary consent of the Participant: (i) a material reduction in the Participant’s base salary or incentive compensation opportunity, other than a broad-based reduction of base salaries or incentive compensation opportunities of all similarly situated employees of the Surviving Entity, unless such broad-based reduction only applies to former employees of the Company; (ii) a material reduction in the aggregate type, level or value of benefits for which the Participant is eligible, immediately prior to the Change in Control, other than a broad-based reduction applicable on a comparable basis to all similarly situated employees of the Surviving Entity, unless such broad-based reduction only applies to former employees of the Company; (iii) a material reduction in the Participant’s authority, duties or responsibilities, including an adverse change in (A) the Participant’s title, reporting level, reporting line or structure, scope of responsibilities, or management authority, or (B) the scope or size of the business, entity, or budget for which the Participant had responsibility, in each case as in effect immediately prior to the effective time of the Change in Control; (iv) the Participant’s primary work location is relocated, resulting in an increase in the Participant’s work commute in excess of thirty-five (35) miles more than the Participant’s work commute immediately prior to the Change in Control; (v) a material breach by the Surviving Entity of the terms of any employment agreement with the Participant; (vi) the failure of the Company to obtain an agreement by the Surviving Entity, if such entity is not the Company, to fully assume and perform the provisions of this Policy; or (vii) the Participant is asked or required to resign in connection with a Change in Control and does so resign.

Notwithstanding the foregoing, in order to constitute a resignation with Good Reason:  (A) the Participant must provide written notice to the Surviving Entity describing the event or condition constituting Good Reason within a period of not more than 90 days from the initial occurrence of such event or circumstance; (B) if the applicable event or circumstance is capable of being cured, the Surviving Entity fails or refuses to fully remedy such event or circumstance to the Participant’s satisfaction within a 30-day cure period following the receipt of such notice; and (C) the Participant terminates Participant’s employment within two years following the initial existence of one or more of the preceding events or actions.

(k)“Long-Term Incentive Award” shall mean the cash award to which the Participant may become entitled with respect to a particular Performance Period on the basis of the Company’s or Participant’s attainment of the Performance Goals that the Plan Administrator establishes for that Performance Period.

(l)“Participant” shall mean an Eligible Employee selected by the Plan Administrator as eligible to receive one or more Long-Term Incentive Awards under the Plan.

(m)“Performance Goals” shall mean one or more specific performance objectives designated by the Plan Administrator that must be satisfied during a particular Performance Period for an affected Participant to become entitled to a Long-Term Incentive Award for the Performance Period.  Performance Goals may be designated with respect to the Company as a whole, or one or more operating units or groups, and may be determined on an absolute basis or relative to internal goals, or relative to levels attained in prior years, or relative to other companies or indices, or as ratios expressing relationships between two or more Performance Goals, in each case as the Plan Administrator may determine.  Unless otherwise specified by the Plan Administrator in connection with the establishment of a Performance Goal, a Performance Goal shall be adjusted by the Plan Administrator to the extent necessary to prevent unintended dilution or enlargement of any Long-Term Incentive Award as a result of (i) extraordinary events or circumstances or to exclude the effects of extraordinary, unusual, or non-recurring items, (ii) changes in applicable laws, regulations, or accounting principles, (iii) currency fluctuations, (iv) discontinued operations, (v) asset impairment, or (vi) any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, in each case as determined by the Plan Administrator.

(n)“Performance Period” shall mean the period established by the Plan Administrator over which performance is measured in relation to the Performance Goals.  Unless determined otherwise by the Plan Administrator in its discretion, the Performance Period shall be the 36-month period beginning each January 1.

(o)“Plan” shall mean this Oncor Electric Delivery Company LLC Long-Term Incentive Plan, as amended and restated from time to time.

(p)“Plan Administrator” shall mean the Organization & Compensation Committee or such other committee designated by the Board to administer the Plan.  If no committee is appointed, Plan Administrator shall mean the Board.

(q)“Retirement” shall mean a Participant’s termination of employment with the Company upon attaining at least age 55 and completing at least 15 years of Accredited Service, as defined under the Oncor Retirement Plan or a successor plan.

(r)“Senior Leadership Team” shall mean the officers of the Company who are elected by the Board from time to time at the level of Senior Vice President or above.

(s)“Separation from Service” shall mean a complete termination of employment or permanent reduction in service level of at least 80% for the Participant with respect to the Company, an Affiliate, or a Surviving Entity, as determined pursuant to the requirements of section 409A of the Code.

(t)“Surviving Entity” shall mean the Company, or a corporation, limited liability company or other entity which is the surviving entity in the Change in Control transaction, or any affiliate thereof, which employs a Participant as of and/or following the Change in Control.

(u)“Termination following a Change in Control” shall mean a Separation from Service within two years after a Change in Control that is:

(i)initiated by the Surviving Entity for any reason other than for Cause; or

(ii)initiated by the Participant for Good Reason.

SECTION 4.ADMINISTRATION:  The Plan shall be administered by the Plan Administrator, which shall have the full power and authority to administer the Plan, including, but not limited to, the power and authority to (a) select the Eligible Employees who are to participate in the Plan, (b) interpret the Plan, (c) prescribe, amend, and rescind rules and regulations relating to the Plan, (d) determine the terms and conditions of Long-Term Incentive Awards, (e)

determine the entitlement to benefits hereunder and the amount of any such benefit entitlement, and (f) make all other determinations deemed necessary or advisable for the administration of the Plan.  In exercising its discretion, the Plan Administrator may use such objective or subjective factors as it determines to be appropriate in its sole discretion.  The determinations of the Plan Administrator pursuant to its authority under the Plan shall be conclusive and binding.  The Plan Administrator may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Plan Administrator shall determine, to grant Long-Term Incentive Awards to employees who are not executive officers of the Company.

SECTION 5.PARTICIPATION:

(a)Eligibility.  The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate for each Performance Period implemented under the Plan.  The initial Participants for each Performance Period shall be selected within a reasonable period of time after the commencement date of that Performance Period, as determined in the Plan Administrator’s sole discretion, but in no event later than six months after such Performance Period commencement date.  The Plan Administrator may select additional Participants for the Performance Period after the Plan Administrator has made its selection of initial Participants for that Performance Period, provided, however, that the Plan Administrator may, in its sole discretion, pro-rate the Long-Term Incentive Award that the Participant may earn for that Performance Period, to reflect the Participant’s actual period of service during that Performance Period.  Unless otherwise specifically determined by the Plan Administrator, individuals hired or promoted during a Performance Period into positions that qualify for Plan participation (“Newly Eligible Employees”) will begin participating in the Plan for the Performance Period which starts following hire or promotion.  However, the Plan Administrator may designate a Newly Eligible Employee to participate in one or more open Performance Periods on a full basis or on a pro-rated basis based on the Newly Eligible Employee’s date of hire or promotion.

(b)Cessation of Participation.  The Plan Administrator shall have complete discretion to exclude one or more individuals from Participant status for one or more subsequent Performance Periods implemented under the Plan.  If any individual is excluded from Participant status for one or more Performance Periods, then such individual shall not be entitled to any Long-Term Incentive Award for those Performance Periods.

SECTION 6. LONG-TERM INCENTIVE AWARDS:

(a)Timing and Nature of Awards.  The Plan Administrator shall have complete discretion to implement one or more Performance Periods under the Plan.  The Plan Administrator shall establish the specific Performance Goals that must be attained for each Performance Period within a reasonable period of time after the commencement date of that Performance Period, as determined in the Plan Administrator’s sole discretion, but in no event later than six months after such Performance Period commencement date.  For each Performance Goal, the Plan Administrator may set threshold, target, and above-target levels of attainment. The Plan Administrator shall then establish for each Participant compensation levels for the Long-Term Incentive Award to which he or she may become entitled for that Performance Period based on the level at which each Performance Goal is actually attained.  Such compensation levels may be a specified dollar amount or tied to a percentage or multiple of the annual rate of base salary in effect for the Participant for the applicable Performance Period.  The maximum Long-Term Incentive Award payable for a Performance Period shall not exceed 150% of the target Long-Term Incentive Award compensation level.

(b)Determination of Award Amount.  As soon as practicable, but not later than 90 days following the completion of the Performance Period, the Plan Administrator shall determine the actual level of attainment of each Performance Goal established for that Performance Period and shall then measure and certify that level of attainment against the levels of attainment established for that Performance Goal. Except to the extent determined otherwise by the Plan Administrator at the time each Performance Goal is established, to the extent the actual level of attainment for any Performance Goal is at a point between two of the levels established by the Plan Administrator, the compensation amount attributable to that Performance Goal shall be determined by linear interpolation between the two specified compensation levels on a straight-line basis.  On the basis of the foregoing measurements and certification, the Plan Administrator shall determine the actual Long-Term Incentive Award for each Participant entitled to a Long-Term Incentive Award for the Performance Period.

SECTION 7.PAYMENT OF LONG-TERM INCENTIVE AWARDS:

(a)Payment.  The Participant’s Long-Term Incentive Award, if any, shall be paid on or about April 1 following the end of the Performance Period, but in no event later than the end of the calendar year following the end of the applicable Performance Period, provided that except as otherwise specified in this Section 7, a Participant must not have a Separation of Service at any time through the last day of the Performance Period to receive a Long-Term Incentive Award for the Performance Period.  Amounts paid pursuant to the Plan are extraordinary compensation and are not benefits eligible (i.e., payments under the Plan are excluded from eligible compensation for purposes of determining retirement, thrift savings, life insurance benefits, etc.).

(b)Separation After the End of the Performance Period.  If a Participant does not have a Separation of Service through the last day of the Performance Period, and the Participant has a Separation of Service for any reason other than a termination for Cause prior to payment of the Long-Term Incentive Award for such closed Performance Period, the Participant will receive the Long-Term Incentive Award (if any) for such closed Performance Period at the same time as paid to current employees.  Notwithstanding anything to the contrary, a Participant will forfeit any unpaid Long-Term Incentive Award upon a termination for Cause.

(c)Termination for Reasons Other Than Death, Disability, Retirement, or Termination following a Change in Control.  Upon a Participant’s Separation from Service for reasons other than the Participant’s death, Disability, Retirement, or a Termination following a Change-in-Control, except as provided in subsection (b) above, all of the Participant’s outstanding and unpaid Long-Term Incentive Awards shall be canceled, and the Participant shall have no further rights of any kind with respect to such Long-Term Incentive Awards as of the Participant’s termination date unless otherwise specified by the Plan Administrator in its sole and absolute discretion.

(d)Termination Due to Death, Disability, or Retirement.  If a Participant has a Separation from Service due to death, Disability, or Retirement (other than a Retirement that also is a Termination following a Change in Control), the Participant, or the Participant’s beneficiary in the case of death, shall be entitled to an amount, for each outstanding and unpaid Long-Term Incentive Award, equal to the product of:  (i) a fraction, the numerator of which is the number of days in the Performance Period up to and including the date of the Participant’s Separation from Service and the denominator of which is the number of days in the entire Performance Period; and (ii) the Long-Term Incentive Award based on actual performance, which amount shall be paid at the same time as paid to current Participants.

(e)Termination following a Change in Control.  In the event of a Participant’s Termination following a Change in Control, the Participant shall be entitled to an amount, for each outstanding and unpaid Long-Term Incentive Award, equal to the product of:  (i) a fraction, the numerator of which is the number of days in the Performance Period up to and including the date of the Participant’s Separation from Service and the denominator of which is the number of days in the entire Performance Period; and (ii) the Long-Term Incentive Award based on target performance, which amount shall be paid at the same time as paid to current Participants; provided, however, that if the applicable Change in Control that occurs prior to the applicable Termination following a Change in Control is a 409A Change in Control, the amount payable under this Section 7(e) shall be paid within 60 days following the Participant’s Separation from Service.

SECTION 8.BENEFICIARY DESIGNATION:  A Participant may designate one or more beneficiaries to receive the Participant’s Long-Term Incentive Awards in the event of the Participant’s death, by filing a form prescribed by the Plan Administrator with the Plan Administrator.  If the Participant does not name a beneficiary and the Participant has a surviving spouse, the Participant’s death benefit will be paid to the Participant’s surviving spouse.  If the Participant does not name a beneficiary and the Participant does not have a surviving spouse, the Participant’s death benefit will be paid to the Participant’s estate.

SECTION 9.TERMINATION AND AMENDMENT:  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan or any Long-Term Incentive Award granted pursuant to the Plan in whole or in part, provided, however, that no such termination or amendment may, without the consent of the applicable Participant, terminate or adversely affect any material right or material obligation under a Long-Term Incentive Award previously granted under the Plan, except to bring the Plan and/or a Long-Term Incentive Award into compliance with the requirements of section 409A of the Code or to qualify for an exemption under such section.  Notwithstanding the foregoing, upon a Change in Control, the Board may, in its discretion, terminate the Plan and cancel all outstanding and unpaid Long-Term Incentive Awards, provided that such termination complies with the requirements of Code section 409A.  Upon a termination of the Plan in connection with a Change in Control, Participants shall be entitled to an amount, for each outstanding and unpaid Long-Term Incentive Award, equal to the product of:  (i) a fraction, the numerator of which is the number of days in the Performance Period up to and including the date of the Plan termination and the denominator of which is the number of days in the entire Performance Period; and (ii) the Long-Term Incentive Award based on target performance, which amount shall be paid within 90 days following the Plan termination.

SECTION 10.MISCELLANEOUS:

(a)No Right to Long-Term Incentive Awards.  No person shall have any claim to be granted any Long-Term Incentive Award under the Plan, and there is no obligation for uniform treatment of Eligible Employees under the Plan.  The terms and conditions of Long-Term Incentive Awards need not be the same with respect to different Participants.

(b)No Right to Employment.  The grant of a Long-Term Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or an Affiliate.  The Company may at any time terminate an employee’s employment free from any liability or any claim under the Plan, unless otherwise provided in the Plan or in the written terms of a Long-Term Incentive Award.

(c)Benefits Not Funded.  The obligation to pay each Participant’s Long-Term Incentive Award shall at all times be an unfunded and unsecured obligation of the Company.  The Company shall not have any obligation to establish any trust, escrow arrangement, or other fiduciary relationship for the purpose of segregating funds for the payment of the Long-Term Incentives Awards which become payable under the Plan, nor shall the Company be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities, or other similar investments in order to accumulate funds for the satisfaction of its respective obligations under the Plan.  The Participant (or his or her beneficiary) shall look solely and exclusively to the general assets of the Company for the payment of his or her Long-Term Incentive Award.  The interest of each Participant (and his or her beneficiary) in any benefits that become payable under the Plan shall be no greater than that of an unsecured creditor of the Company.

(d)Withholding.  The Plan Administrator may make such provisions and take such steps as it may deem necessary and appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state, local, domestic, or foreign, to withhold in connection with the grant, payment, or removal of restrictions of a Long-Term Incentive Award, including, but not limited to, requiring the Participant to remit to the Company an amount sufficient to satisfy such withholding requirements in cash or withholding cash due or to become due with respect to the Long-Term Incentive Award at issue.

(e)Severability.  If any provision of the Plan or any Long-Term Incentive Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Long-Term Incentive Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Plan Administrator, materially altering the purpose or intent of the Plan or the Long-Term Incentive Award, such provision shall be stricken as to such jurisdiction or Long-Term Incentive Award, and the remainder of the Plan or such Long-Term Incentive Award shall remain in full force and effect.

(f)Satisfaction of Claims.  Any payment made to a Participant or his or her legal representative, beneficiary, or estate  in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to that payment which such person may have against the Plan, the Plan Administrator (or its designate), or the Company (or any parent or subsidiary), any of whom may require the Participant or his or her legal representative, beneficiary, or estate, as a condition precedent to such payment, to execute a receipt and release in such form as shall be determined by the Plan Administrator.

(g)Successors and Assigns.  The obligation of the Company to make the payments required hereunder shall be binding upon the successors and assigns of the Company, whether by merger, consolidation, acquisition, or other reorganization.

(h)Nonassignability.  Unless otherwise determined by the Plan Administrator, no Participant or beneficiary may sell, assign, transfer, discount, pledge as collateral for a loan, or otherwise anticipate any right to payment under the Plan other than by will or by the applicable laws of descent and distribution.

(i)Indemnification.  In addition to such other rights of indemnification as members of the Board or the Plan Administrator or officers or employees of the Company or an Affiliate to whom authority to act for the Board or Plan Administrator is delegated may have, such individuals shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder and against all amounts paid by such individual in a settlement thereof that is approved by the Company’s legal counsel or paid in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged that such person is liable for gross negligence, bad faith, or intentional misconduct, provided, however, that any such individual shall give the Company an opportunity, at its own expense, to defend the same before such individual undertakes to defend such action, suit, or proceeding.

(j)Headings.  Headings are given to the Sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

(k)Applicable Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.

(l)Section 409A.  This Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance (“Section 409A”), and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan.  Notwithstanding anything in the Plan to the contrary, distributions from the Plan can only be made in a manner and upon an event permitted by Section 409A, to the extent applicable.  All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation.  Notwithstanding anything in this Plan to the contrary, if the Participant is a “specified employee” of a publicly traded corporation under Section 409A and if payment of any amount under this Plan is required to be delayed for a period of six months after Separation from Service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period (or within 60 days after death, if earlier).  In no event may the Participant, directly or indirectly, designate the calendar year of a payment.  No action or failure to act pursuant to this Section shall subject the Company or any Affiliate thereof to any claim, liability, or expense, and neither the Company nor any Affiliate thereof shall have any obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A.